Exhibit 99.1
November 10, 2008
Dear Shareholder:
The third quarter of 2008 was an excellent quarter for your Corporation in several respects. The National Bank of Indianapolis Corporation reached total assets of $1.117 billion at September 30 compared to total assets of $1.100 billion at September 30 last year, an increase of approximately $17 million.
Also in the third quarter, your Corporation earned a profit of $1,643,000 or $0.69 per fully diluted share compared to $1,876,000 or $0.78 in the third quarter last year. Without the positive effect from FAS91, earnings per share in the third quarter of 2007 were $0.74. Book value per share at September 30 equaled $30.98 — a record for your Corporation.
Results for the third quarter of 2008 included a provision for loan losses of $1,800,000 as compared to our third quarter net charge offs of $514,000. Loans charged off in the third quarter were limited to a small number of borrowers that were affected by the general decline in the economy and the housing market. In addition to covering charge-offs, the increased provision for loan losses served to build the reserve to over $11,800,000. We believe that this is prudent in light of continued weakness in the economy.
Our third quarter performance was aided by the continued growth of our loan portfolio. Loans exceeded $873 million for a growth of $85 million or 11% since September 30, 2007. Loan demand remains strong, especially from new borrowers seeking a stable supplier of funding.
Deposits have also shown excellent resiliency in spite of fierce competition, as troubled competitors continued to post exceedingly high deposit rates in an effort to retain their core deposit base. Given this bleak environment for bank deposits, we are pleased to report that total deposits now exceed $936 million compared to $945 million at September 30 last year. In the third quarter, we have benefited from hundreds of new deposit accounts, as nervous depositors sought a strong and stable bank to hold their funds.
Fee income was another important aspect of our third quarter profit. For the third quarter of 2008, the Corporation generated fee income in excess of $2,926,000 — up 26% over last year. Much of the growth in fee income is due to increased activity in the Wealth Management Division. At September 30, total assets under administration in the Wealth Management Division reached $1.139 billion. Diamond Capital Management equity performance continues to exceed the S&P 500.

Turning to our bank offices, the new banking center located at the Village of WestClay in Carmel is almost complete and we expect to be open within three weeks. We have assembled a talented staff led by a highly experienced manager with strong connections in the local market. We look forward to delivering outstanding personal service to our target market clients in this area.
As of this writing, the world is in the midst of a global financial crisis, unlike anything since the great depression. Credit markets are freezing, banks are failing, Wall Street is disappearing, and the stock market is plunging. In response, world leaders are taking unprecedented steps to contain the crisis and restore confidence.
A massive $700 billion government rescue package was quickly enacted to purchase troubled assets and inject new capital directly into wounded banks. FNMA and Freddie Mac were taken over by the government. AIG, the massive insurance company, was kept afloat with an $85 billion rescue loan. Large and deeply-troubled financial institutions — Washington Mutual, Bear Stearns, Wachovia, and Merrill Lynch — were acquired at fire sale prices.
The Treasury has also interceded directly into the frozen credit markets — commercial paper, interbank lending, and money market mutual funds — with direct purchases and guarantees. Interbank federal funds interest rates have been lowered to 1.0%. The FDIC invoked emergency powers to temporarily increase deposit insurance at all banks.
Whether all of these emergency measures will solve the financial crisis and at what ultimate cost is anyone’s guess. However, through it all, The National Bank of Indianapolis has remained as solid as a block of Indiana limestone. With a strong balance sheet and capital ratios in the highest zone, the Corporation has remained consistently profitable.
Our conservative management style has served us well. The Bank has no sub-prime mortgages or securities, no credit swaps or derivatives, and no losses from FNMA, Freddie Mac, or Lehman. While we are not immune to fallout from the widespread economic chaos, we remain solidly and consistently profitable. In the greater Indianapolis marketplace, we believe The National Bank of Indianapolis is viewed as a “Bank of Choice”. By contrast, National City reported five straight quarterly losses and was forced to sell out to PNC of Pittsburgh for only $2.23 per share.
No one can predict how and when this crisis will end. However, we are committed to stay the course with our conservative management philosophy and to emerge from the financial crisis in a position of strength.

In summary, we believe that The National Bank of Indianapolis Corporation is strong, stable, and well-positioned to face the challenges of the financial crisis and beyond. As always, we appreciate the continued support of our shareholders and directors, and the dedication of our employees.
Sincerely,

Michael S. Maurer	Morris L. Maurer	Philip B. Roby
Chairman	President and	Executive Vice President and
	Chief Executive Officer	Chief Operating Officer
FORWARD LOOKING STATEMENTS
This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.nbofi.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

THIRD QUARTER 2008 HIGHLIGHTS
Selected Balance Sheet Information

	Sept. 30, 2008	Sept. 30, 2007		Dec. 31, 2007
(in thousands)	(unaudited)	(unaudited)		(audited)
Total Assets	$1,117,257	$1,100,052	*	$1,163,109
Loans	873,116	787,775	*	830,328
Reserve for Loan Losses	(11,868)	(8,900)		(9,453)
Investment Securities	145,688	136,496		134,024
Total Deposits	936,358	945,452		1,004,762
Shareholders’ Equity	71,160	66,495	*	68,938
Selected Income Statement Information

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(in thousands)	2008	2007		2008	2007
Net Interest Income	$9,232	$8,521	*	$27,341	$24,783	*
Provision for Loan Losses	1,800	79		4,975	529
Non-Interest Income	2,926	2,325		8,388	7,121
Non-Interest Expense	7,917	7,950	*	26,019	22,663	*
Pretax Income	2,441	2,817	*	4,735	8,712	*
Net Income	1,643	1,876	*	3,399	5,859	*
Selected Per Share Information

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007		2008	2007
Basic Earnings Per Share	$0.71	$0.80	*	$1.47	$2.52	*
Diluted Earnings Per Share	$0.69	$0.78	*	$1.42	$2.43	*
Book Value per Share	$30.98	$28.48	*	$30.98	$28.48	*
• Restated to reflect the effect of accounting for FAS 91 as described in December 31, 2007, SEC Form 10-K.